Exhibit 3.24

CERTIFICATE OF FORMATION

OF

EPSILON POWER FUNDING, LLC

The undersigned, for the purpose of forming a limited liability company under the Limited Liability Company Act of the State of Delaware (the LLC Act), certifies:

FIRST: The name of the limited liability company is Epsilon Power Funding, LLC (hereinafter referred to as the Company).

SECOND: The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

WITNESS my signature this 17th day of August, 2004.

/s/ Alexa Luzania
Alexa Luzania
Authorized Person